Exhibit 23.1



       Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-79563) and related Prospectus of Reynolds Metals Company for the registration of $150 million of debt securities and to the incorporation by reference therein of our report dated February 19, 1999, with respect to the consolidated financial statements of Reynolds Metals Company included in its Annual Report (Form 10-K, as amended by Amendment No. 1 on Form 10-K/A) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                        ERNST & YOUNG LLP



Richmond, Virginia
October 14, 1999